EXHIBIT 10.1

SUPPLEMENTAL AGREEMENT

THIS SUPPLEMENTAL AGREEMENT (this “Agreement” or the “Supplemental Agreement”) is dated October 6, 2009 (the “Effective Date”) by and between Autocar, LLC, a Delaware limited liability company (“Autocar”) and Balqon Corporation, a California corporation (“Balqon”).

R E C I T A L S

WHEREAS, Autocar manufactures, assembles and sells chassis for low-cab-over-engine heavy-duty vehicles (the “Chassis”);

WHEREAS, Balqon designs, develops and distributes heavy-duty electric and hybrid drive systems for industrial and commercial applications;

WHEREAS, Balqon will install zero-emission heavy-duty electric drive systems and batteries (the “Drive System”) into the Chassis for heavy-duty class 7 and class 8 electric trucks (the “Trucks”);

WHEREAS, Autocar and Balqon will market and promote the sale of the Trucks, which will then be ordered and purchased by Balqon or end-users through an authorized Autocar dealer (the “Dealer”); and

WHEREAS, certain aspects of the relationship of the parties and the design, assembly, marketing and sale of the Trucks are governed by that certain Converter Agreement dated June 9, 2009 entered into by the parties (the “Converter Agreement”); and

WHEREAS, the parties desire to supplement certain aspects of the relationship contemplated by the Converter Agreement by agreeing to the supplemental matters hereinafter set forth.

NOW, THEREFORE, in consideration of the Recitals set forth above, which are hereby incorporated into this Agreement, the mutual covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	PURCHASE AND SALE OF THE TRUCKS

1.1.
Sales Leads.  Autocar and Balqon and their respective sales outlets will develop and appropriately direct sales leads among the companies and such sales outlets.  The parties will use their best efforts to combine and coordinate sales facilities and to train each others’ sales forces in the operation and sale or lease of the other party’s products, thereby expanding both parties’ sales networks.

1.2.
Funding.  Autocar and Balqon will work together in good faith and use commercially reasonable efforts to identify and pursue all government tax incentives, public and private grants and initiatives and other sources of funding available for the research, development and sale of the Trucks.

1.3.
Orders for the Trucks.  All orders for the Trucks (the “Orders”) will be placed through a Dealer.  Autocar and Balqon will work together in good faith to assist the Dealer with placing the Orders on behalf of Balqon.  All Orders will be subject to the Dealer’s standard terms and conditions. The specifications for the Chassis (including excluded items) will be as determined by both Autocar and Balqon.

1.4.
Pricing of the Chassis.  Prices and destination charges applicable to Balqon’s purchase of Chassis during the first contract year shall be at prices negotiated by Autocar and Balqon.  For each contract year thereafter, the price may be adjusted to reflect Autocar’s standard model year pricing, provided that the price for Chassis may be increased or decreased (i) to reflect increases in Autocar’s cost of materials as indicated by Autocar’s standard Temporary Inflation Adjustment (TIA), copies of which will be made available upon request, or (ii) based upon changes (additions or deletions) to the Chassis specification requested by Balqon.

1.5.	Installation of the Drive System. Autocar will ship the Chassis to Balqon for installation of the Drive Systems.

1.5.1.         Receipt and Inspection of the Chassis.  Upon receipt of the Chassis, Balqon will inspect the Chassis for damage or shortage and will take custody of and execute a proper carrier’s receipt for the Chassis.  Damage sustained in transit will be repaired, at Autocar’s discretion and authorization, either (a) by Balqon at Balqon’s expense, (b) by Autocar’s on-site technician(s) at Autocar’s cost, or (c) by the Dealer in accordance with the Autocar Service Policies and Procedures then in effect for the Dealer and Autocar (the “Dealer P&P”).  The parties will provide reasonable assistance to each other in connection with claims against the carrier to recover costs to repair and other damages.

1.5.2.         Installation.  Balqon will install the Drive System in the Chassis upon receipt of the Chassis, in accordance with any specific written instructions provided by Autocar for the installation (the “Installation Instructions”).

1.6.
Assumption of Warranty Obligations. If Balqon alters the Chassis in any way (a) not in accordance with the Installation Instructions, or (b) not otherwise authorized in writing by Autocar, including but not limited to cutting, welding, stretching, disconnecting, shrinking or otherwise altering the Chassis’ wheelbase, suspension, frame rails, driveline, axle or electrical system, then Autocar’s warranty will no longer cover any portion of the Chassis that has been so altered, and Balqon assumes warranty coverage of any such portion of the Chassis that has been so altered.  Balqon will be responsible for the cost of any repairs that may be required on the altered portion of the Chassis or on any portion of the Chassis affected by the alterations, which repairs would otherwise have been covered by Autocar’s warranty, and will reimburse Autocar for any costs incurred or warranty claims paid for such repairs.

1.7.
Certification and Pre-Delivery Inspection.  Completion by Autocar or the Dealer of the Federal Motor Vehicle Safety Standards Certification of the completed Truck (the “Certification”) or the final inspection of the Truck upon completion of the installation of the Drive System (the “Pre-Delivery Inspection”) will not be construed as a waiver by Autocar, nor will it limit Autocar’s right to assert any contractual, legal or equitable remedy, or relieve Balqon of its warranty or other responsibilities under this Agreement.  Balqon will promptly perform any adjustments, repairs or replacements necessary to remedy any problems with the Drive Systems or their installation which are discovered during the Certification or the Pre-Delivery Inspection.

1.8.
Delivery of the Truck.  After completion of the Certification, the Pre-Delivery Inspection and any necessary repairs and re-inspection, Balqon will tender the Truck, along with the information needed to prepare the documentation to transfer title to the Truck to the end-user on the scheduled date (the “Delivery”).  Balqon will ensure that all product information intended for the end-user is contained in the Truck prior to the shipment.

1.9.
Sale of the Trucks and Lease of the Drive System to End-Users.  Balqon will sell the Trucks to the end-users and register and prepare the paperwork for the Trucks as required by law and as appropriate for the end-user.  Autocar, Balqon and the Dealer will negotiate a reasonable fee for the Dealer’s services with regard to the sale of the Trucks.

2.	QUALITY, SERVICE , WARRANTY AND SERVICE PARTS

2.1.
Quality.  Autocar’s reputation may be affected by the quality, performance, reliability and durability of the Drive Systems and Balqon’s conduct in the marketplace.  If Autocar reasonably determines that during the term of this Agreement the Drive Systems or the Trucks in the field demonstrate such poor quality, performance, reliability or durability that Autocar’s reputation is or may be harmed, then Autocar shall provide Balqon with written notice of the quality, performance, reliability and/or durability issue and shall cooperate and provide reasonable assistance to Balqon in connection with Balqon’s efforts to take corrective action to resolve the issue and Autocar may suspend delivery of additional Chassis to Balqon during such period.  In the event such breach, failure or condition continues unremedied for 60 days after notice to Balqon describing such breach, failure or condition in reasonable detail, Autocar may terminate this Agreement and the Converter Agreement; provided, however, that if such breach, failure or condition is not capable of being cured within said 60-day period, than Balqon shall have such additional time as may be necessary to cure such breach, failure or condition, if, within such 60-day period, Balqon has commenced and is diligently pursuing the remedies necessary to cure such breach, failure or condition, in which event neither this Agreement nor the Converter Agreement shall be terminated while such remedies are being diligently pursued.

2.2.
Service of the Trucks.  The Chassis portion of the Trucks will be serviced by Autocar’s network of service facilities in accordance with the Dealer P&P.  The Drive Systems will be serviced by Balqon and its dealer service facilities in accordance with Balqon’s policies and procedures.  The parties will use their best efforts to combine and coordinate service facilities and to train, certify or place technicians at each others’ service facilities in the maintenance and repair of the other party’s products, thereby expanding both parties’ service networks.

2.3.
Warranty of the Chassis.  The Chassis will be covered by Autocar’s standard Limited Warranty (which will exclude coverage of the Drive Systems) and applicable pass-through warranties.  Warranty claims regarding the Chassis submitted by Autocar’s service facilities and authorized Balqon service facilities, if any, will be processed and paid in accordance with the Dealer P&P.

2.4.
Service Parts.  Service Parts for the Chassis portion of the Trucks will be provided by Autocar or Autocar’s network of service facilities in accordance with the Dealer P&P.  Service Parts for the Drive Systems will be provided by Balqon and its service facilities.

2.5.
Recalls and Service Programs.  If for any reason the Drive Systems are recalled (whether voluntarily or involuntarily) or Autocar takes any action with regard to the Drive Systems which, in its reasonable discretion, is necessary or advisable to prevent or mitigate any risk to human health, property damage or damage to the business or reputation of Autocar, and such recall or other action relates to the Drive Systems or results from, in whole or in part, Balqon’s performance of (or failure to properly perform) its duties and obligations under this Agreement, Balqon will bear and reimburse Autocar for all costs and expenses relating to such action, including but not limited to the costs and expenses of notifying customers, customer refunds, cost of returning parts, handling expenses and costs of replacement (regardless of where procured) and reasonable attorneys’ fees and costs; provided, however, that in no event shall Balqon be responsible for any incidental or consequential damages incurred by Autocar.  Balqon will collaborate with Autocar in the writing and production of required training materials, technical service bulletins and recall and other notices relating to the Drive Systems.

3.	TERM AND TERMINATION

3.1.
Term and Renewal.  Except as otherwise provided herein, the term of this Agreement shall be co-terminus with the Converter Agreement and Section 4.1 of the Converter Agreement is incorporated herein in its entirety.

3.2.
Breach with Right to Cure.  During the term of this Agreement (and any renewal thereof) if either party breaches or fails to perform its obligations under this Agreement, and such breach or failure continues unremedied for 30 days after notice to the defaulting party describing such breach or failure in reasonable detail, the non-defaulting party may terminate this Agreement, unless such breach or failure cannot reasonably be cured within a 30-day period, in which case the non-defaulting party may not terminate so long as the defaulting party has promptly commenced and diligently pursued a remedy of such breach to the non-defaulting party’s reasonable satisfaction.

3.3.
Insolvency.  Either party may immediately terminate this Agreement at any time in the event of the occurrence of any of the following events (each, an “Insolvency Event”):  (a) insolvency of the other party; (b) filing of a voluntary petition in bankruptcy by the other party; (c) filing of any involuntary petition in bankruptcy against the other party; (d) appointment of a receiver or trustee for the other party; or (e) execution of an assignment for the benefit of creditors by the other party, provided that any such petition, appointment or assignment is not vacated or nullified within 30 days of such event.  In the event of an Insolvency Event with regard to Balqon, Balqon will, to the greatest extent possible, protect Autocar’s interests and continue to comply with all obligations under this Agreement.  If at any time Balqon or a trustee or receiver on behalf of Balqon determines that Balqon will not continue to comply with all obligations under this Agreement due an Insolvency Event, Balqon will immediately notify Autocar of same.

4.
INTELLECTUAL PROPERTY. The parties agree that the rights, title and interest in and to any invention, innovation, design, idea, application, process or improvement (collectively, the “Intellectual Property”), related to or arising directly or indirectly out of the work performed under this Agreement or out of the technology of a party, shall be owned as follows.

4.1.
Autocar Intellectual Property.  If the Intellectual Property arises out of the technology of Autocar prior to or separate from the work performed by Autocar under this Agreement or relates solely to the Chassis, then Autocar shall continue to have all rights, title and interest in and to that Intellectual Property.  Autocar will not integrate any design change in the Drive Systems or utilize any of Autocar’s Intellectual Property in the Drive Systems without the prior written consent of Balqon.

4.2.
Balqon Intellectual Property.  If the Intellectual Property arises out of the technology of Balqon prior to or separate from the work performed by Balqon under this Agreement or relates solely to the Drive System, then Balqon shall continue to have all rights, title and interest in and to that Intellectual Property. Balqon will not integrate any design change in the Chassis or utilize any of Balqon’s Intellectual Property in the Chassis without the prior written consent of Autocar.

5.	GENERAL PROVISIONS

5.1.
Remedies.  The rights and remedies reserved to the parties in this Agreement will be cumulative and in addition to all other rights and remedies provided at law or in equity.  All representations, warranties, rights, powers and remedies of the parties will survive the termination of this Agreement.

5.2.
Damages.  Except as specifically set forth in this Agreement, neither party will be liable for any indirect, special, incidental, consequential or exemplary damages that may in any way be related to this agreement.

5.3.
Non-Assignment.  This Agreement may not be assigned by either party without the prior consent of the other party, except that either party may, without the other party’s consent but with prior notice to the other party, assign any or all of its rights and obligations under this Agreement (i) in connection with a sale of all or substantially all of the assets or equity interests of such party or (ii) to a subsidiary, sister company or other affiliate of such party.  Notwithstanding the foregoing, Balqon shall not assign any of its rights or obligations under this Agreement to an Autocar Competitor (as hereinafter defined), or engage in any other transaction the result of which is that Balqon is directly or indirectly controlled by an Autocar Competitor without Autocar’s prior written consent.  For the purposes hereof, an “Autocar Competitor” shall mean any original equipment manufacturer or any other person or entity (or any affiliate thereof) that, directly or indirectly, competes with Autocar in the refuse or yard tractor industry.

5.4.
Notice of Sale or Relocation.  Balqon will promptly, or as soon after such action is not prohibited by a Confidentiality Agreement between Balqon and any other party, give Autocar notice of any material negotiations between Balqon and any other party with regard to a sale of all or substantially all of the assets or equity, merger or similar transaction involving Balqon, and will keep Autocar informed as to the status and timetable thereof.

5.5.
Amendment and Waiver.  This Agreement may be amended only by a written document executed by both parties hereto.  No waiver of any rights of a party under this Agreement will be effective unless in writing and executed by the party granting the waiver.

5.6.
Governing Law, Jurisdiction, Venue, Dispute Resolution and Attorneys’ Fees.  This Agreement will be construed according to the laws of the State of Illinois without regard to its conflicts of laws provisions.  All actions or proceedings in any way, manner or respect arising out of or related to this Agreement will be litigated only in state or federal courts, as appropriate, located in Chicago, Illinois.  Each party hereby consents and submits to jurisdiction in the State of Illinois and waives any right to transfer the venue of any such action or proceeding.  Prior to initiating any cause of action, the parties will promptly attempt in good faith to resolve any controversy, claim or dispute of any nature arising out of or relating to this Agreement, or the breach, termination, enforceability, interpretation or validity of this Agreement (each, a “Dispute”) by negotiating between executives or managers who have authority to settle the Dispute.  The prevailing party in any litigation over a Dispute will be entitled to recover from the non-prevailing party all costs and expenses, including without limitation, reasonable attorneys’ fees and costs incurred by such party in connection with such litigation.

5.7.	Survival. The following sections will survive the termination of this Agreement: 1.6, 2.3, 2.4, 2.5, 4 and 5.

5.8.
Entire Agreement.  This Agreement, together with the Converter Agreement, constitutes the entire agreement between Autocar and Balqon with respect to the subject matter contained herein and supersedes all prior oral or written representations and agreements as well as any drafts, purchase orders, sales confirmations, invoices or other communications issued prior to the Effective Date.  No terms or conditions contained in any purchase orders, sales confirmations, invoices or other communications which are contrary with those contained in this Agreement will have effect, and the terms and conditions of this Agreement will govern, unless otherwise specifically agreed to in writing, and then only to the extent of the terms specifically identified, and signed by the person executing this Agreement on behalf of a party or a more senior officer of such party. In the event of a conflict between the terms of this Agreement and the terms of the Converter Agreement, the terms of the Converter Agreement shall govern and control.  Terms not defined herein shall have the meanings ascribed to them in the Converter Agreement.

5.9.	Binding Effect. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective representatives, successors and permitted assigns.

5.10.	Notices, Approvals and Consents. All notices, approvals and consents to be given under this Agreement must be in writing and will be deemed given as of the date of receipt via personal delivery, facsimile, courier service, or Certified U.S. Mail, Return Receipt Requested. Notices must be given using the following contact information, which may be amended from time to time by written notice to the other party:

If to Autocar:		Autocar, LLC
551 South Washington Street
Hagerstown, IN 47346
Attn: Vice President, Business Development
Fax: (765) 489-5236

	with a copy to:	Horwood Marcus & Berk Chartered
180 N. LaSalle, Suite 3700
Chicago, IL 60601
Attn: Keith H. Berk, Esq.
Fax: (312) 264-2582

If to Balqon:		Balqon Corporation
1420 240th Street
Harbor City, CA 90710
Attn: President
Fax: (310) 326-3058

	with a copy to:	Rutan & Tucker, LLP
611 Anton Blvd., 14th Floor
Costa Mesa, CA 92626
Attn: Larry A. Cerutti, Esq.
Fax: (714) 546-9035

5.11.	Headings. The section or paragraph headings or titles herein are for convenience of reference only and will not be deemed a part of this Agreement.

5.12.
Counterparts.  This Agreement may be executed in multiple counterparts and by facsimile, each of which will be deemed to be an original and all of which taken together will constitute a single instrument.

[Signature page follows.]

IN WITNESS WHEREOF, the parties have signed this Supplemental Agreement as of the date set forth above.

AUTOCAR, LLC, a Delaware limited liability company

By: /s/ Eric R. Schwartz
Eric R. Schwartz Vice President

BALQON CORPORATION, a Nevada corporation

By: /s/ Balwinder Samra
Balwinder Samra President and Chief Executive Officer